Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of our report dated February 6, 2024, with respect to our audit of the consolidated balance sheets of AgileAlgo Holdings Ltd as of September 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended September 30, 2023, including the related notes, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ PKF Littlejohn LLP

London, United Kingdom

February 7, 2024